SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:
                                ABC TrENDS Trust

  Address of Principal Business Office (Number & Street, City, State Zip Code):
                            c/o Puglisi & Associates
                               850 Library Avenue
                                    Suite 204
                             Newark, Delaware 19715

                     Telephone Number (including area code):
                                 (302) 738-6680

                Name and address of agent for service of process:
                     Donald J. Puglisi, Puglisi & Associates
                               850 Library Avenue
                                    Suite 204
                             Newark, Delaware 19715

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES |X| NO |_|


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and state of New York as of the _____ day of December 1998.
                                   Signature:   ABC TrENDS Trust
                                                (Name of Registrant)


                                                By:  /s/ Donald J. Puglisi
                                                  ------------------------
                                                  Name:  Donald J. Puglisi
                                                  Title: Trustee
Attest:________________________
         Name:
         Title: